Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FIRST QUARTER 2020 RESULTS AND PROVIDES BUSINESS UPDATE IN RESPONSE TO COVID-19

•	First quarter comparable store sales decrease of 1.9%, total sales growth of 2.7%
•	Full-year 2020 guidance withdrawn due to the uncertainty related to COVID-19

Springfield, MO, April 22, 2020 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced results for its first quarter ended March 31, 2020,  and provided a business update on the Company’s actions in response to the impact from the novel coronavirus (“COVID-19”).

COVID-19 Update

“Our customers and the communities we serve have been and continue to be severely impacted by COVID-19, and our top priority has been to protect the health and safety of our customers and our O’Reilly Team Members,” stated Greg Johnson, O’Reilly’s CEO and Co-President.    “O’Reilly Auto Parts is an essential supplier to the communities we serve, as a key resource provider ensuring consistent and effective transportation for a wide range of essential industries, health care providers, emergency personnel, and consumers engaged in critical tasks, as well as meeting the automotive needs of everyday customers as they use their vehicles to meet basic needs, such as trips to the pharmacy or grocery store.  Our experienced team of professional parts people has a long history of selflessly responding quickly in disaster situations to take care of our customers, and I’m extremely proud and grateful for the contributions of our entire Team to keep all of our stores open and operating to meet our customers’ critical needs in the face of the COVID-19 crisis.”

Mr. Johnson further commented, “In response to the COVID-19 crisis, we have taken many steps to promote the continued health and safety of our customers and team members in accordance with the evolving information and recommendations issued by the Centers for Disease Control and Prevention (CDC), World Health Organization (WHO), and state and local governmental agencies.  Some of the initiatives we have implemented to serve our customers in the safest way possible include the implementation of curbside pickup for Buy Online, Pick Up In-Store orders and revised procedures for store services, including battery and check engine light testing.  Our core Culture Value of excellent customer service remains as critical as ever, and we will continue to adapt to the ongoing challenges to safely take care of our customers and provide them the essential parts they need.”

Mr. Johnson continued, “The first two months of the quarter were below our expectations as the mild weather was a headwind to demand in our business, but with the onset of spring weather at the beginning of March sales performance strengthened.  However, we began to see the significant, negative impact of COVID-19 in the middle of March, as our customers became subject to stay-at-home orders issued across all of our market areas.  As a result of these factors, our first quarter comparable store sales decline of 1.9% did not achieve our comparable store sales guidance of growth of 2% to 4%.  Due to the ongoing, negative impact of COVID-19, for the four-week period beginning in the middle of March and through the first two weeks of April, our comparable store sales decreased 13%.”

Mr. Johnson continued, “We have taken prudent steps to ensure the continued stability and financial flexibility of our Company.  Our teams have taken appropriate actions to reduce costs and conserve cash, including reducing store operating hours and delaying discretionary capital investments, and we will continue to make adjustments as we navigate through the current environment.  As we join with others in our communities in protective measures to limit the severity of the COVID-

19 crisis, we are living in highly uncertain times and cannot predict how long the current crisis will last or how severe the impact will be to our customers and our business.  As a result, we are withdrawing our 2020 operating, cash flow and capital expenditures guidance as we continue to evaluate and adjust the actions we are taking in response to the current environment.  We remain highly confident in the strength of our team and the steps we have taken in these difficult circumstances to solidify our business and position us to return to our long track record of industry-leading, profitable growth post crisis.”

On March 25, 2020, the Company successfully issued $500 million aggregate principal amount of unsecured 4.200% Senior Notes due 2030.  The notes issuance further strengthened the Company’s liquidity position, and at April 21, 2020, the Company had $1.1 billion in cash and unused capacity available on its existing revolving credit facility.  The Company has also temporarily suspended its share repurchase program.

1st Quarter Financial Results

Sales for the first quarter ended March 31, 2020, increased $66 million, or 3%, to $2.48 billion from $2.41 billion for the same period one year ago.  Gross profit for the first quarter increased 1% to $1.30 billion (or 52.3% of sales) from $1.28 billion (or 53.1% of sales) for the same period one year ago.  Selling, general and administrative expenses for the first quarter increased 5% to $872 million (or 35.2% of sales) from $835 million (or 34.6% of sales) for the same period one year ago.  Operating income for the first quarter decreased 5% to $424 million (or 17.1% of sales) from $445 million (or 18.5% of sales) for the same period one year ago.

Net income for the first quarter ended March 31, 2020,  decreased $21 million,  or 6%,  to $300 million (or 12.1% of sales) from $321 million (or 13.3% of sales) for the same period one year ago.  Diluted earnings per common share for the first quarter decreased 2% to $3.97 on 76 million shares versus $4.05 on 79 million shares for the same period one year ago.

1st Quarter Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members, as well as sales from Leap Day in the three months ended March 31, 2020.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales decreased 1.9% for the first quarter ended March 31, 2020,  versus an increase of 3.2% for the same period one year ago.

Share Repurchase Program

During the first quarter ended March 31, 2020, the Company repurchased 1.5 million shares of its common stock, at an average price per share of $386.71, for a total investment of $574 million and suspended its share repurchase program on March 16, 2020, to conserve liquidity in response to COVID-19. The Company has repurchased a total of 77.7 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $164.22, for a total aggregate investment of $12.76 billion.  As of the date of this release, the Company had approximately $995 million remaining under its current share repurchase authorization and will continue to evaluate conditions of the business and resume its share repurchase program when appropriate.

Withdraw Previously Issued 2020 Guidance

Given the unprecedented and rapidly evolving uncertainty related to COVID-19, the Company is withdrawing all previously issued 2020 guidance.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, April 23, 2020, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (703)  375-5524; the conference call identification number is 6078737.  A replay of the conference call will be available on the Company’s website through Thursday, April 22, 2021.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of March 31, 2020, the Company operated 5,512 stores in 47 U.S. states and 21 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crisis, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2019, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2020	March 31, 2019	December 31, 2019
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$287,067	$56,717	$40,406
Accounts receivable, net	221,167	250,680	214,915
Amounts receivable from suppliers	83,446	66,452	79,492
Inventory	3,556,723	3,228,901	3,454,092
Other current assets	53,397	46,896	44,757
Total current assets	4,201,800	3,649,646	3,833,662

Property and equipment, at cost	6,314,339	5,761,729	6,191,427
Less: accumulated depreciation and amortization	2,305,695	2,085,019	2,243,224
Net property and equipment	4,008,644	3,676,710	3,948,203

Operating lease, right-of-use assets	1,935,295	1,886,364	1,928,369
Goodwill	910,141	808,717	936,814
Other assets, net	52,982	40,125	70,112
Total assets	$11,108,862	$10,061,562	$10,717,160

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,758,199	$3,438,679	$3,604,722
Self-insurance reserves	83,262	77,359	79,079
Accrued payroll	103,804	94,192	100,816
Accrued benefits and withholdings	72,561	65,106	98,539
Income taxes payable	12,884	92,816	—
Current portion of operating lease liabilities	316,932	296,605	316,061
Other current liabilities	277,290	261,575	270,210
Total current liabilities	4,624,932	4,326,332	4,469,427

Long-term debt	4,471,248	3,460,921	3,890,527
Operating lease liabilities, less current portion	1,661,991	1,629,311	1,655,297
Deferred income taxes	73,212	109,480	133,280
Other liabilities	168,635	163,153	171,289

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
74,199,261 as of March 31, 2020,
78,262,099 as of March 31, 2019, and
75,618,659 as of December 31, 2019	742	783	756
Additional paid-in capital	1,271,250	1,268,032	1,280,760
Retained deficit	(1,137,392)	(896,450)	(889,066)
Accumulated other comprehensive (loss) income	(25,756)	—	4,890
Total shareholders’ equity	108,844	372,365	397,340

Total liabilities and shareholders’ equity	$11,108,862	$10,061,562	$10,717,160

Note:  The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended
	March 31,
	2020	2019
Sales	$2,476,487	$2,410,608
Cost of goods sold, including warehouse and distribution expenses	1,180,581	1,131,318
Gross profit	1,295,906	1,279,290

Selling, general and administrative expenses	872,345	834,504
Operating income	423,561	444,786

Other income (expense):
Interest expense	(39,386)	(34,291)
Interest income	675	554
Other, net	(5,190)	3,103
Total other expense	(43,901)	(30,634)

Income before income taxes	379,660	414,152
Provision for income taxes	79,222	93,000
Net income	$300,438	$321,152

Earnings per share-basic:
Earnings per share	$4.00	$4.09
Weighted-average common shares outstanding – basic	75,022	78,484

Earnings per share-assuming dilution:
Earnings per share	$3.97	$4.05
Weighted-average common shares outstanding – assuming dilution	75,663	79,297

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net income	$300,438	$321,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	73,963	63,964
Amortization of debt discount and issuance costs	1,035	918
Deferred income taxes	(58,732)	4,312
Share-based compensation programs	5,875	5,424
Other	1,739	2,245
Changes in operating assets and liabilities:
Accounts receivable	(12,208)	(60,914)
Inventory	(106,937)	(35,405)
Accounts payable	156,584	60,918
Income taxes payable	131,949	82,476
Other	(34,613)	(4,468)
Net cash provided by operating activities	459,093	440,622

Investing activities:
Purchases of property and equipment	(133,284)	(152,914)
Proceeds from sale of property and equipment	1,901	1,811
Investment in tax credit equity investments	(95,259)	—
Other	—	(295)
Net cash used in investing activities	(226,642)	(151,398)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,052,000	874,000
Payments on revolving credit facility	(969,000)	(831,000)
Proceeds from the issuance of long-term debt	499,795	—
Payment of debt issuance costs	(2,990)	—
Repurchases of common stock	(574,052)	(321,856)
Net proceeds from issuance of common stock	9,800	15,224
Other	(253)	(190)
Net cash provided by (used in) financing activities	15,300	(263,822)

Effect of exchange rate changes on cash	(1,090)	—
Net increase in cash and cash equivalents	246,661	25,402
Cash and cash equivalents at beginning of the year	40,406	31,315
Cash and cash equivalents at end of the year	$287,067	$56,717

Supplemental disclosures of cash flow information:
Income taxes paid	$4,975	$5,335
Interest paid, net of capitalized interest	46,282	47,796

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
		March 31,
Adjusted Debt to EBITDAR:		2020	2019
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,471,248	$3,460,921
Add:	Letters of credit	39,083	39,201
	Discount on senior notes	3,510	4,090
	Debt issuance costs	19,242	14,989
	Six-times rent expense	2,057,448	1,937,286
Adjusted debt		$6,590,531	$5,456,487

GAAP net income		$1,370,328	$1,340,733
Add:	Interest expense	145,070	128,203
	Provision for income taxes	385,509	372,100
	Depreciation and amortization	280,874	252,981
	Share-based compensation expense	22,372	20,424
	Rent expense (i)	342,908	322,881
EBITDAR		$2,547,061	$2,437,322

Adjusted debt to EBITDAR		2.59	2.24

(i)

The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the twelve months ended March 31, 2020 and 2019 (in thousands):

Total lease cost, per ASC 842, for the twelve months ended March 31, 2020		$404,138
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the twelve months ended March 31, 2020	61,230
Rent expense for the twelve months ended March 31, 2020		$342,908

Total lease cost, per ASC 842, for the three months ended March 31, 2019		$98,293
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the three months ended March 31, 2019	14,567
Rent expense for the three months ended March 31, 2019		83,726
Add:	Rent expense for the nine months ended December 31, 2019, as previously reported prior to the adoption of ASC 842	239,155
Rent expense for the twelve months ended March 31, 2019		$322,881

	March 31,
	2020	2019
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Average inventory per store (in thousands) (2)	$643	$609
Accounts payable to inventory (3)	105.7%	106.5%

		For the Three Months Ended
		March 31,
		2020	2019
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$459,093	$440,622
Less:	Capital expenditures	133,284	152,914
	Excess tax benefit from share-based compensation payments	3,380	8,513
	Investment in tax credit equity investments	95,259	—
Free cash flow		$227,170	$279,195

	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Store Count:
Beginning store count	5,439	5,219	5,306	5,097
New stores opened	76	64	214	192
Bennett stores acquired, net of stores merged (4)	—	25	(5)	25
Stores closed	(3)	(2)	(3)	(8)
Ending domestic store count	5,512	5,306	5,512	5,306

Mexico stores (5)	21	—	21	—
Ending total store count	5,533	5,306	5,533	5,306

	For the Three Months Ended		For the Twelve Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Store and Team Member Information: (6)
Total employment	79,778	80,366
Square footage (in thousands)	40,908	39,110
Sales per weighted-average square foot (7)	$59.82	$61.41	$253.12	$251.29
Sales per weighted-average store (in thousands) (8)	$443	$452	$1,871	$1,847

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)

O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018, which were not included in the December 31, 2018, store count, as they were not operated by the Company for any portion of 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.

(5)	O’Reilly acquired Mayoreo de Autopartes y Aceites, S.A. de C.V. (“Mayasa”), headquartered in Guadalajara, Jalisco, Mexico, after the close of business on November 29, 2019.
(6)	Represents O’Reilly’s U.S. operations only.
(7)

Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(8)

Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.